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                                   Exhibit 99
                                   ----------

FOR IMMEDIATE RELEASE

Contacts:
Storage Computer Corporation
Peter N. Hood, Chief Financial Officer
(603) 880.3005
ir@storage.com

        Storage Computer Corporation Releases Estimated Results For 2001

NASHUA, New Hampshire - January 16, 2002 -- Storage Computer Corporation (AMEX:SOS), a leading worldwide provider of high-performance storage systems, today announced estimated unaudited results for the fourth quarter and year ended December 31, 2001. Revenue for the quarter, which includes license fees, will approximate $3.8 million as compared to $2.2 million for the prior quarter ended September 30, 2001 and $1.3 million for the fourth quarter of 2000. Revenues for the year will approximate $9 million compared to $6.5 million for 2000.

The estimated net loss for the quarter ended December 31, 2001 will range from $1.3 million to $1.7 million before a provision for restructuring costs of $1 million compared to a net loss of $3.7 million for the prior quarter ended September 30, 2001 and $1.9 million for the fourth quarter of 2000. The estimated net loss for the year ended December 31, 2001 will range from $12.4 to $12.8 million compared to $10 million for 2000.

About Storage Computer: Storage Computer Corporation (AMEX: SOS), a leading worldwide provider of high performance storage solutions, develops and manufactures software-driven, multi-host storage solutions for powering advanced business applications. Based on open system architectures Storage Computer's high-bandwidth storage technology supports a great variety of applications, including advanced database activities, interactive multi-media, multi-cast content, medical imaging and more. Storage Computer's worldwide headquarters are in Nashua, New Hampshire, with subsidiaries and distribution in over 20 countries. Company information may be found at http://www.storage.com.

This press release may contain forward-looking statements to future events or future financial performance that involves risks and uncertainties. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These statements are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those uncertainties and risk factors detailed from time to time in reports filed by Storage Computer Corporation with the Securities and Exchange Commission, including our most recent reports on Form 10-K and 10-Q.